As filed with the Securities and Exchange Commission on October 10, 2017

Registration No. 333-178131

Registration No. 333-180137

Registration No. 333-191884

Registration No. 333-197615

Registration No. 333-203583

Registration No. 333-210975

Registration No. 333-216149

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-178131

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-180137

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-191884

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-197615

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-203583

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-210975

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-216149

UNDER

THE SECURITIES ACT OF 1933

ANGIE’S LIST, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-2440197
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1030 E. Washington Street

Indianapolis, IN 46202

(Address of principal executive offices, including zip code)

Angie’s List, Inc. Amended and Restated Omnibus Incentive Plan

Angie’s List, Inc. Employee Stock Purchase Plan

(Full titles of the plans)

Gregg Winiarski

Angie’s List, Inc.

c/o IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

(212) 314-7300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Alison Z. Preiss, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Angie’s List, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Originally Registered Shares
333-178131	November 23, 2011	Angie’s List, Inc. Amended and Restated Omnibus Incentive Plan	3,938,168
333-180137	March 15, 2012	Angie’s List, Inc. Amended and Restated Omnibus Incentive Plan	2,846,659
333-191884	October 24, 2013	Angie’s List, Inc. Amended and Restated Omnibus Incentive Plan	2,893,320
333-197615	July 24, 2014	Angie’s List, Inc. Amended and Restated Omnibus Incentive Plan	2,922,802
333-203583	April 23, 2015	Angie’s List, Inc. Amended and Restated Omnibus Incentive Plan	2,925,834
333-210975	April 28, 2016	Angie’s List, Inc. Amended and Restated Omnibus Incentive Plan; Angie’s List, Inc. Employee Stock Purchase Plan	4,685,714
333-216149	February 21, 2017	Angie’s List, Inc. Amended and Restated Omnibus Incentive Plan	2,971,039

On May 1, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, IAC/InterActiveCorp, a Delaware corporation, ANGI Homeservices Inc., a Delaware Corporation (“ANGI Homeservices”) and Casa Merger Sub, Inc., a Delaware Corporation and a wholly owned subsidiary of the ANGI Homeservices (“Merger Sub”).  On September 29, 2017, pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of ANGI Homeservices.

In connection with the Merger, the Company is terminating all offerings of its Shares pursuant to the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of October, 2017.  No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

ANGIE’S LIST, INC.

By:	/s/ Joanne Hawkins
	Name:	Joanne Hawkins
	Title:	Vice President and Assistant Secretary

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